EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Third Quarter 2025 Financial Results

Completed enrollment in soquelitinib atopic dermatitis Phase 1 trial extension cohort 4 (200 mg BID dose with 8-week treatment period) with data announcement anticipated in January

Soquelitinib atopic dermatitis phase 2 trial on track to initiate in early Q1 2026

Phase 3 registrational clinical trial of soquelitinib in relapsed/refractory peripheral T cell lymphoma (PTCL) enrolling with multiple clinical sites open; final Phase 1/1b results accepted for oral presentation at the American Society of Hematology Annual Meeting

Conference call and webcast today at 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., Nov. 04, 2025 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the third quarter ended September 30, 2025.

“We are advancing the development of our ITK inhibitor, soquelitinib, in both atopic dermatitis and T cell lymphomas. We believe soquelitinib has the potential to be ideally positioned as a well-tolerated treatment for a range of immune diseases and cancers that works through a novel mechanism of action,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We look forward to reporting results from extension cohort 4 of the soquelitinib Phase 1 trial in atopic dermatitis in the coming months, which will provide additional information on the 200 mg twice daily dose and a longer 8-week treatment period. In addition, we remain on track to initiate an atopic dermatitis Phase 2 trial with soquelitinib in early Q1 2026. In oncology, our Phase 3 registration clinical trial in PTCL continues to enroll and we are pleased that the final results from the related Phase 1/1b trial will be presented in an oral session at ASH. These data add to the growing clinical evidence supporting soquelitinib as a safe and active agent with potential in a range of diseases.”

Business Update and Strategy

Soquelitinib (Corvus’ selective ITK inhibitor) for Immune Diseases

  Completed enrollment in extension cohort 4 of the soquelitinib atopic dermatitis Phase 1 clinical trial, which includes 24 patients randomized 1:1 between active (soquelitinib 200 mg twice per day) and placebo. The treatment period for this group is 8 weeks with a 30-day follow-up period with no treatment. The extension cohort 4 is studying the same dose as cohort 3 of the Phase 1 trial, but for a longer treatment period (cohort 3 was 4 weeks). Cohort 3 patients experienced earlier responses and deeper separation from placebo compared to cohorts 1 and 2, which studied a lower dose of 100 mg twice per day or 200 mg once per day. Cohort 3 patients also had a clinically meaningful reduction in itch as early as day 8. Announcement of data from extension cohort 4 is anticipated in January 2026.
  On track to initiate atopic dermatitis Phase 2 clinical trial in early Q1 2026. The trial is anticipated to enroll approximately 200 patients with moderate-to-severe atopic dermatitis that have failed at least one prior topical or systemic therapy. The trial is anticipated to enroll four cohorts of 50 patients each, with soquelitinib doses of: 200 mg once per day; 200 mg twice per day; and 400 mg once per day; along with a placebo group. The treatment period is anticipated to be 12 weeks with a 30-day follow-up period with no treatment.
  Corvus also continues to advance its next-generation ITK inhibitor preclinical product candidates, which are designed to deliver precise T-cell modulation that is optimized for specific immunology and oncology indications.

Collaboration with National Institute of Allergy and Infectious Diseases (NIAID)

  Patient enrollment continues in the Autoimmune Lymphoproliferative Syndrome (ALPS) Phase 2 clinical trial, which is being conducted under a clinical research and development agreement with NIAID. The Phase 2 clinical trial (NCT06730126) is anticipated to enroll up to 30 patients aged 16 or older with confirmed ALPS based on genetic testing.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed/refractory PTCL at multiple clinical sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed/refractory PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate. The primary endpoint of the trial is progression free survival. There are no FDA fully approved agents for the treatment of relapsed/refractory PTCL, and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory PTCL after at least 2 lines of systemic therapy.
  The final data from the Company’s Phase 1/1b clinical trial evaluating soquelitinib in patients with T cell lymphoma will be reported in an oral presentation at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition in December 2025. Previously reported interim data from this trial supported the initiation of the ongoing registrational Phase 3 clinical trial of soquelitinib in patients with relapsed/refractory PTCL.

Financial Results
As of September 30, 2025, Corvus had cash, cash equivalents and marketable securities of $65.7 million as compared to $52.0 million as of December 31, 2024. Consistent with last quarter, Corvus expects its cash to fund operations into the fourth quarter of 2026.

Research and development expenses for the three months ended September 30, 2025 totaled $8.5 million compared to $5.2 million for the same period in 2024. The increase of approximately $3.3 million was primarily due to higher clinical trial and manufacturing costs associated with the development of soquelitinib as well as an increase in personnel related costs.

Net loss for the three months ended September 30, 2025 was $10.2 million compared to a net loss of $40.2 million for the same period in 2024. Included in net loss for the three months ended September 30, 2024 was a non-cash loss of $32.8 million associated with a change in fair value of the Company’s warrant liability. Total stock compensation expense for the three months ended September 30, 2025 was $1.2 million compared to $0.7 million for the same period in 2024, and the non-cash loss from Corvus’ equity method investment in Angel Pharmaceuticals was $0.3 million for the three months ended September 30, 2025 compared to a non-cash loss of $0.7 million for the same period in 2024.

Conference Call Details
Corvus will host a conference call and webcast today, Tuesday, November 4, 2025, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the third quarter 2025 financial results. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com or follow the Company on LinkedIn.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases. Recent studies have demonstrated that ITK controls a switch between the differentiation of Th17 proinflammatory cells and T regulatory suppressor cells. Inhibition of ITK leads to a shift toward T regulatory cell differentiation which has the potential to suppress autoimmune and inflammatory reactions. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company has initiated a registrational Phase 3 clinical trial (NCT06561048) of soquelitinib in patients with relapsed/refractory PTCL. Soquelitinib is also now being investigated in a randomized placebo-controlled phase 1 clinical trial in patients with atopic dermatitis. A recent publication describing the chemistry, enzymology and biology of soquelitinib appeared in npj Drug Discovery in December 2024 and is available online at the Nature website and on the Publications and Presentations page of the Corvus website.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy; however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed/refractory PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Autoimmune Lymphoproliferative Syndrome (ALPS)
ALPS is a rare genetic disease affecting children that manifests with lymphadenopathy, splenomegaly, cytopenias (low blood counts), proteinuria and autoimmunity. The disease is caused by a mutation in the Fas gene, which provides instructions for making a signaling protein involved in the induction of apoptosis. The mutation results in immune dysregulation due to abnormally high levels of “double negative” T cells (CD4 and CD8 double negative), which infiltrate the blood, spleen and lymphoid tissues. Fas signaling is regulated by ITK and T cell receptor signaling and patients with ALPS have an imbalance in this regulation resulting in a failure of T cells to undergo apoptosis and an accumulation of abnormal T cells.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel employee stock ownership plan, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; clinical strategy and the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, dose levels, number of sites and other product development milestones; the availability and timing of clinical and preclinical data announcements and clinical readouts, including data from the extension cohort of the Phase 1 clinical trial for atopic dermatitis with soquelitinib; and the amount of cash to fund operations into the fourth quarter of 2026. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2025, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of its product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the cash on hand providing funding into the fourth quarter of 2026 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the third quarter ended September 30, 2025 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$8,454	$5,222	$23,780	$13,411
General and administrative	2,118	2,033	6,974	6,032
Total operating expenses	10,572	7,255	30,754	19,443
Loss from operations	(10,572)	(7,255)	(30,754)	(19,443)
Interest income and other expense, net	738	566	1,902	1,316
Change in fair value of warrant liability	-	(32,846)	27,141	(31,030)
Loss before equity method investment	(9,834)	(39,535)	(1,711)	(49,157)
Loss from equity method investment	(323)	(682)	(1,251)	(1,023)
Net loss	$(10,157)	$(40,217)	$(2,962)	$(50,180)
Net loss per share, basic	$(0.12)	$(0.60)	$(0.04)	$(0.86)
Net loss per share, diluted	$(0.12)	$(0.60)	$(0.38)	$(0.86)
Shares used to compute net loss per share, basic	82,836,369	66,701,086	77,618,300	58,513,303
Shares used to compute net loss per share, diluted	82,836,369	66,701,086	78,655,424	58,513,303

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$65,689	$51,964
Operating lease right-of-use asset	927	1,177
Other assets	2,328	3,226
Investment in Angel Pharmaceuticals	11,530	12,540
Total assets	$80,474	$68,907
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$7,695	$6,307
Operating lease liability	1,011	1,122
Warrant liability	-	28,910
Stockholders' equity	71,768	32,568
Total liabilities and stockholders' equity	$80,474	$68,907

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com